                                                                    EXHIBIT 23.2

                       NOTICE REGARDING LACK OF CONSENT OF
                               ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act") provides that any person acquiring a security pursuant to a registration statement may sue every accountant who has with its consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, if that part of the registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (unless it is proved that at the time of such acquisition such person knew of such untruth or omission).

     The Annual Report on Form 10-K to which this notice is filed as an exhibit (the "Form 10-K") is incorporated by reference into aQuantive's filings on Form S-8 (File No. 333-31350) and Form S-8/S-3 (File No. 333-31350) (together, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, each Registration Statement into which the Form 10-K is incorporated by reference is deemed to be a new registration statement.

     As of May 29, 2002, aQuantive dismissed Arthur Anderson LLP ("Andersen") as its independent auditor and engaged KPMG LLP ("KPMG") to serve as its independent auditor for the fiscal year ended December 31, 2002. The decisions to dismiss Andersen and engage KPMG were recommended and approved by aQuantive's Audit Committee and were approved by the Board of Directors. For additional information, see aQuantive's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2002. After reasonable efforts, aQuantive has been unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of Andersen's audit report with respect to aQuantive's consolidated financial statements as of December 31, 2000 and 2001, and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits aQuantive to file the Form 10-K without a written consent from Andersen. As a result, however, the Company believes that an investor would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of aQuantive's securities pursuant to the Registration Statements made on or after the date of the Form 10-K.